                                                                    Exhibit 3.12

                      Amendment to Section 14 (Amendments)
                             of the BNS Co. By-laws

     Notwithstanding the foregoing provisions of this Section or any other section of these By-laws, without the consent of the individual person who might be affected thereby, no new By-law or alteration, amendment or repeal of Section 10 of these By-laws or any other By-law shall eliminate, reduce or adversely affect in any way the rights of a person who is or was or has agreed to be a director or officer of this Corporation or, at the request of this Corporation, of the other corporations or entities specified in Section 10 to be indemnified in respect of any action, non-action or other conduct taking place prior to the effective date of such new By-law, alteration, amendment or repeal, whether or not the action, suit, proceeding or claim in respect of which indemnification may be sought pursuant to Section 10 is brought before or after the effective date of such new By-law, alteration, amendment or repeal.